Ehhibit 99.2



For  Immediate  Release       For  more  information:
                              Addie  W.  Rosenthal  (606)  586-0600,  ext.  1424


 POMEROY COMPUTER ACQUIRES MEMPHIS-BASED TELECOMMUNICATIONS/NETWORKING PROVIDER

Hebron, KY: December 9, 1998: Pomeroy Computer Resources, Inc., (NASDAQ symbol "PMRY"), today announced the acquisition of Access Technologies, Inc., a Memphis, Tennessee-based telecommunications and computer networking provider. For the year ended December 31, 1997, Access Technologies recorded revenues of approximately $18 million.

States Chief Financial Officer Stephen E. Pomeroy, "Access Technologies is a very well managed and profitable organization with a customer-centered philosophy  similar  to  our  own.  Their  scope  of  high end service offerings complements our own, and their broad customer base throughout Tennessee, Mississippi, Arkansas and Oklahoma is similar to our customer profile as well. Their focus on, and experience in implementing Computer Associates' UniCenter TNG Systems Management solutions fits well with our current relationship with Computer Associates and our plan to offer UniCenter solutions across our various markets. Geographically, this acquisition is a logical extension of our current Tennessee locations, providing additional technical resources. More than half of their nearly 100 employees are technical personnel."

Pomeroy Computer Resources is one of the country's five largest network integrators, as calculated by Network VAR magazine, and has 29 regional facilities in Alabama, Florida, Georgia, Indiana, Iowa, Kentucky, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia. For the year ended January 5, 1998, the Company reported revenues in excess of $491 million.

The  Company  declined  to  disclose  purchase  specifics.